Exhibit 99.1

Abbott Reports Strong Second Quarter Results; Confirms Double-Digit Earnings Growth Outlook for 2009

— Worldwide Operational Sales Increased 10.5 Percent —
— Worldwide Medical Products Operational Sales Increased 27.0 Percent —
— International Pharmaceutical Operational Sales Increased 13.8 Percent —
— U.S. Nutritional Sales Increased 10.0 Percent —

ABBOTT PARK, Ill., July 15, 2009 — Abbott today announced financial results for the second quarter
Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502	ended June 30, 2009.

•

Diluted earnings per share, excluding specified items, were $0.89, at the high end of Abbott’s second-quarter guidance range of $0.87 to $0.89. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.83.

•

Worldwide operational sales, which excludes an unfavorable 8.0 percent effect of exchange rates, increased 10.5 percent. Reported sales, including the impact of exchange, increased 2.5 percent. Excluding the expected decline in Depakote® sales due to generic competition, worldwide operational sales increased 14.6 percent.

•

Worldwide medical products operational sales, which excludes an unfavorable 9.5 percent effect of exchange rates, increased 27.0 percent. Worldwide operational vascular sales increased 43.0 percent driven by the continued success of the XIENCE V® drug-eluting stent (DES).

•

Worldwide pharmaceutical operational sales, which excludes an unfavorable 8.3 percent effect of exchange rates, increased 4.0 percent. Excluding the impact of Depakote, worldwide pharmaceutical operational sales increased 11.4 percent. Worldwide HUMIRA® operational sales increased 32.8 percent, which excludes an unfavorable 12.4 percent effect of exchange rates. U.S. HUMIRA sales were $635 million, up 20.9 percent.

•

Worldwide nutritional operational sales, which excludes an unfavorable 5.2 percent effect of exchange rates, increased 9.2 percent. U.S. nutritional sales increased 10.0 percent, driven by market share gains in the infant formula business.

• Submitted CERTRIAD™, the fixed-dose combination of TRILIPIX® and CRESTOR®, for U.S. regulatory approval and received CE Mark for XIENCE PRIME™, both ahead of the company’s forecast.

“We achieved our performance goals for the quarter, with results at the high end of our previous expectations,” said Miles D. White, chairman and chief executive officer, Abbott. “Our diverse mix of market-leading products and global businesses delivered double-digit operational sales growth, with strong performance from our key growth drivers.”

The following is a summary of second-quarter 2009 sales.

Quarter Ended 6/30/09
(dollars in millions)			% Change vs. 2Q08
	Sales		Operational		Foreign Exchange	Reported

Total Sales	$7,495		10.5	(a)	(8.0)	2.5

Total International Sales	$3,932		15.6		(14.9)	0.7

Total U.S. Sales	$3,563		4.5	(a)	—	4.5

Worldwide Pharmaceutical Sales	$3,946		4.0	(a)	(8.3)	(4.3)

International Pharmaceuticals	$1,993		13.8		(16.7)	(2.9)

U.S. Pharmaceuticals	$1,953		(5.6	)(a)	—	(5.6)

Worldwide Nutritional Sales	$1,283		9.2		(5.2)	4.0

International Nutritionals	$615		8.4		(10.3)	(1.9)

U.S. Nutritionals	$668		10.0		—	10.0

Worldwide Diagnostics Sales	$878		3.9		(10.1)	(6.2)

International Diagnostics	$642		3.8		(13.3)	(9.5)

U.S. Diagnostics	$236		4.1		—	4.1

Worldwide Vascular Sales	$658		43.0		(8.7)	34.3

International Vascular	$263		12.4		(15.6)	(3.2)

U.S. Vascular	$395		81.1		—	81.1

Other Sales	$730	(b)	44.8	(b)	(7.3)	37.5

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Sales comparison reflects the expected impact of generic Depakote competition. See Q&A Answer 1 for further discussion.

(b) Includes the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following is a summary of first-half 2009 sales.

First-Half Ended 6/30/09
(dollars in millions)			% Change vs. 1H08
	Sales		Operational		Foreign Exchange	Reported

Total Sales	$14,213		8.0	(a)	(7.1)	0.9

Total International Sales	$7,648		13.3		(13.0)	0.3

Total U.S. Sales	$6,565		1.7	(a)	—	1.7

Worldwide Pharmaceutical Sales	$7,582		2.5	(a)	(7.5)	(5.0)

International Pharmaceuticals	$4,102		13.0		(14.3)	(1.3)

U.S. Pharmaceuticals	$3,480		(9.0	)(a)	—	(9.0)

Worldwide Nutritional Sales	$2,465		9.8		(4.7)	5.1

International Nutritionals	$1,190		12.7		(9.6)	3.1

U.S. Nutritionals	$1,275		7.1		—	7.1

Worldwide Diagnostics Sales	$1,694		4.9		(9.0)	(4.1)

International Diagnostics	$1,237		4.9		(12.0)	(7.1)

U.S. Diagnostics	$457		4.7		—	4.7

Worldwide Vascular Sales	$1,302		45.0		(6.7)	38.3

International Vascular	$513		13.1		(12.4)	0.7

U.S. Vascular	$789		82.6		—	82.6

Other Sales	$1,170	(b)	17.9	(b)	(6.3)	11.6

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Sales comparison reflects the expected impact of generic Depakote competition. See Q&A Answer 1 for further discussion.

(b) Includes the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following is a summary of Abbott’s second-quarter 2009 sales for selected products.

			International
Quarter Ended 6/30/09	U.S.			% Change vs. 2Q08
(dollars in millions)		% Change			Foreign
	Sales	vs. 2Q08	Sales	Operational	Exchange	Reported
Pharmaceutical Products

HUMIRA	$635	20.9	$676	44.0	(24.0)	20.0

Kaletra	$111	(8.0)	$232	13.9	(15.1)	(1.2)

TriCor/TRILIPIX	$336	9.1	—	—	—	—

Niaspan	$208	6.9	—	—	—	—

Lupron	$137	68.5	$60	1.9	(18.7)	(16.8)

Synthroid	$97	(16.0)	$19	1.4	(18.6)	(17.2)

Depakote(a)	$80	(79.3)	$22	(0.4)	(19.3)	(19.7)

Nutritional Products

Pediatric Nutritionals	$329	6.0	$354	11.7	(8.1)	3.6

Adult Nutritionals	$326	12.0	$262	4.5	(12.9)	(8.4)

Medical Products

Core Laboratory Diagnostics	$154	(2.3)	$593	2.9	(13.1)	(10.2)

Coronary Stents	$256	225.8	$141	19.7	(17.5)	2.2

Diabetes Care	$128	(4.8)	$181	7.4	(17.9)	(10.5)

Medical Optics	$100	n/m	$165	n/m	n/m	n/m

Molecular Diagnostics	$36	23.8	$37	18.0	(17.4)	0.6

(a) Sales comparison reflects the expected impact of generic Depakote competition.

Note: The impact of foreign exchange on global sales can be found on the subsequent page.

n/m = Not meaningful

The following summarizes the impact of foreign exchange on global sales for selected products.

Quarter Ended 6/30/09		Global Sales
(dollars in millions)	Global	% Change vs. 2Q08
	Sales	Operational	Foreign Exchange	Reported
Pharmaceutical Products

HUMIRA	$1,311	32.8	(12.4)	20.4

Kaletra	$343	6.5	(10.0)	(3.5)

TriCor/TRILIPIX	$336	9.1	—	9.1

Niaspan	$208	6.9	—	6.9

Lupron	$197	37.1	(8.8)	28.3

Synthroid	$116	(13.1)	(3.1)	(16.2)

Depakote(a)	$102	(74.0)	(1.3)	(75.3)

Nutritional Products

Pediatric Nutritionals	$683	8.9	(4.2)	4.7

Adult Nutritionals	$588	8.3	(6.4)	1.9

Medical Products

Core Laboratory Diagnostics	$747	1.9	(10.6)	(8.7)

Coronary Stents	$397	94.6	(11.1)	83.5

Diabetes Care	$309	2.6	(10.8)	(8.2)

Medical Optics	$265	n/m	n/m	n/m

Molecular Diagnostics	$73	20.6	(9.6)	11.0

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

The following is a summary of Abbott’s first-half 2009 sales for selected products.

			International
First-Half Ended 6/30/09	U.S.			% Change vs. 1H08
(dollars in millions)		% Change			Foreign
	Sales	vs. 1H08	Sales	Operational	Exchange	Reported
Pharmaceutical Products

HUMIRA	$1,045	12.7	$1,290	46.4	(22.3)	24.1

Kaletra	$195	(16.3)	$440	6.1	(13.6)	(7.5)

TriCor/TRILIPIX	$588	6.4	—	—	—	—

Lupron	$270	n/m	$120	5.5	(18.1)	(12.6)

Niaspan	$386	4.2	—	—	—	—

Depakote(a)	$190	(73.8)	$42	(0.5)	(19.0)	(19.5)

Synthroid	$182	(12.6)	$38	5.9	(20.4)	(14.5)

Nutritional Products

Pediatric Nutritionals	$624	1.4	$690	16.4	(7.7)	8.7

Adult Nutritionals	$614	9.2	$500	8.1	(11.9)	(3.8)

Medical Products

Core Laboratory Diagnostics	$299	(0.6)	$1,143	4.0	(11.8)	(7.8)

Coronary Stents	$524	240.2	$275	23.0	(13.6)	9.4

Diabetes Care	$248	(8.5)	$345	4.2	(16.0)	(11.8)

Medical Optics	$145	n/m	$165	n/m	n/m	n/m

Molecular Diagnostics	$70	18.8	$70	21.8	(16.2)	5.6

(a) Sales comparison reflects the expected impact of generic Depakote competition.

Note: The impact of foreign exchange on global sales can be found on the subsequent page.

n/m = Not meaningful

The following summarizes the impact of foreign exchange on global sales for selected products.

First-Half Ended 6/30/09		Global Sales
(dollars in millions)	Global	% Change vs. 1H08
	Sales	Operational	Foreign Exchange	Reported
Pharmaceutical Products

HUMIRA	$2,335	30.6	(11.8)	18.8

Kaletra	$635	(1.3)	(9.1)	(10.4)

TriCor/TRILIPIX	$588	6.4	—	6.4

Lupron	$390	89.8	(11.4)	78.4

Niaspan	$386	4.2	—	4.2

Depakote(a)	$232	(68.9)	(1.3)	(70.2)

Synthroid	$220	(9.3)	(3.6)	(12.9)

Nutritional Products

Pediatric Nutritionals	$1,314	9.0	(3.9)	5.1

Adult Nutritionals	$1,114	8.6	(5.7)	2.9

Medical Products

Core Laboratory Diagnostics	$1,442	3.1	(9.5)	(6.4)

Coronary Stents	$799	105.4	(8.4)	97.0

Diabetes Care	$593	(0.9)	(9.5)	(10.4)

Medical Optics	$310	n/m	n/m	n/m

Molecular Diagnostics	$140	20.4	(8.6)	11.8

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

Business Highlights

•                  Initiated Trial of Next-Generation XIENCE PRIME™ Drug-Eluting Stent

Announced CE Mark for Abbott’s next-generation XIENCE PRIME Everolimus Eluting Coronary Stent System for the treatment of coronary artery disease. Abbott is launching XIENCE PRIME in a broad size matrix with lengths up to 38 mm in Europe in the third quarter. Abbott also announced the initiation of SPIRIT PRIME, a clinical trial to study the performance of XIENCE PRIME. Results from SPIRIT PRIME will be used to support the regulatory filing for XIENCE PRIME in the United States.

•                  Presented Five-Year Data on HUMIRA®

Data presented at the European League Against Rheumatism (EULAR) annual congress showed that patients with moderate to severe early rheumatoid arthritis (RA) initially treated with the combination of HUMIRA and methotrexate (MTX) for two years had greater inhibition of radiographic progression at five years than patients initially treated with either of the monotherapies.

•                  Presented TRILIPIX® Combination Data in Diabetic Subset

Announced that TRILIPIX (fenofibric acid) delayed-release capsules in combination with rosuvastatin calcium achieved individual and combined lipid targets in patients with mixed dyslipidemia and type 2 diabetes. In these patients, the combination of TRILIPIX and rosuvastatin helped up to three times more patients simultaneously reach all three key lipid targets — HDL, triglycerides and LDL — than the pre-determined monotherapy. These results were presented at the American Diabetes Association’s 2009 Scientific Sessions.

•                  Extended Lipid Management Relationship with AstraZeneca

Announced an agreement for AstraZeneca to co-promote Abbott’s TRILIPIX (fenofibric acid). AstraZeneca is now co-promoting TRILIPIX alongside Abbott in the United States. Abbott also promotes AstraZeneca’s CRESTOR® in the United States.

•                  Submitted New Drug Application to the FDA for CERTRIAD™

Abbott and AstraZeneca announced that the companies submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for CERTRIAD, the fixed-dose combination of TRILIPIX and CRESTOR (rosuvastatin) for the treatment of mixed dyslipidemia. The NDA submission is supported by data from multiple studies, including efficacy and safety studies with the 5 mg, 10 mg and 20 mg doses of rosuvastatin combined with fenofibric acid.

•                  Presented XIENCE V® Data from SPIRIT V at EuroPCR

Announced one-year results from our SPIRIT V post-approval, single-arm study of Abbott’s drug-eluting stent, XIENCE V. Results showed an impressively low 1.8 percent rate of repeat procedure (target lesion revascularization), a 0.7 percent rate of stent thrombosis and a 5.1 percent rate of major adverse cardiac events (MACE) at one year in patients treated with XIENCE V.

•                  Added Hepatitis B Test to Broad Menu of Immunoassays on the ARCHITECT® i 2000 and i 2000SR

Launched ARCHITECT® CORE™ in the United States, an automated hepatitis B test for use on its ARCHITECT i 2000 and i 2000SR immunoassay testing instruments. Hepatitis B is a liver disease caused by the hepatitis B virus (HBV). It ranges in severity from a mild illness, lasting a few weeks (acute), to a serious long-term (chronic) illness that can lead to liver disease or liver cancer.

Abbott confirms double-digit earnings-per-share growth outlook for 2009

Abbott is confirming previously issued earnings-per-share guidance for the full-year 2009 of $3.65 to $3.70 under both Generally Accepted Accounting Principles (GAAP) and on a non-GAAP, or adjusted basis. The midpoint of this 2009 guidance range reflects double-digit growth over 2008 earnings per share.

Abbott is also providing earnings-per-share guidance for the third-quarter 2009 of $0.88 to $0.90, excluding specified items. The midpoint of this guidance reflects nearly 13 percent growth over the prior year third quarter. Abbott forecasts specified items for the third-quarter 2009 of approximately $0.05 per share, primarily associated with previously announced acquisitions and cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.83 to $0.85 for the third-quarter 2009.

Abbott declares quarterly dividend; double-digit increase over prior year

On June 12, 2009, the board of directors of Abbott declared the company’s quarterly common dividend of 40 cents per share, an increase of 11 percent over the prior period. The cash dividend is payable Aug. 15, 2009, to shareholders of record at the close of business on July 15, 2009. This marks the 342nd consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change
Net Sales	$7,495	$7,314	2.5

Cost of products sold	3,129	3,120	0.3
Research and development	670	657	2.0
Acquired in-process research and development	—	78	n/m
Selling, general and administrative	2,025	2,052	(1.4)
Total Operating Cost and Expenses	5,824	5,907	(1.4)

Operating earnings	1,671	1,407	18.8

Net interest expense	103	83	23.7
Net foreign exchange (gain) loss	14	15	(0.5)
(Income) from TAP Pharmaceutical Products Inc. joint venture	—	(17)	n/m
Other (income) expense, net	(13)	(310)	n/m	1)
Earnings before taxes	1,567	1,636	(4.2)
Taxes on earnings	279	314	(11.3)

Net Earnings	$1,288	$1,322	(2.6)

Net Earnings Excluding Specified Items, as described below	$1,388	$1,308	6.1	2)

Diluted Earnings Per Common Share	$0.83	$0.85	(2.4)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.89	$0.84	6.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,551	1,553

1)              2008 Other (income) expense, net, includes a gain of $95 million in connection with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and a gain of $52 million from the sale of an equity investment in Millennium Pharmaceuticals. These items have been treated as specified items. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.

2)              2009 Net Earnings Excluding Specified Items excludes after-tax charges of $33 million, or $0.02 per share, primarily for costs associated with the acquisition of Advanced Medical Optics (AMO) and $67 million, or $0.04 per share, for cost reduction initiatives and other.  See Q&A Answer 6 for a discussion of specified items.

2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $95 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, and an after-tax gain of $40 million, or $0.03 per share, relating to the sale of an equity investment in Millennium Pharmaceuticals. These items were partially offset by after-tax charges of $61 million, or $0.04 per share, for acquired in-process research and development relating to technology investments, $45 million, or $0.03 per share, for cost reduction initiatives, and $45 million, or $0.03 per share, for acquisition integration, TAP separation and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Half Ended June 30, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change
Net Sales	$14,213	$14,080	0.9

Cost of products sold	6,065	6,081	(0.3)
Research and development	1,321	1,277	3.5
Acquired in-process research and development	—	97	n/m
Selling, general and administrative	4,095	4,070	0.6
Total Operating Cost and Expenses	11,481	11,525	(0.4)

Operating earnings	2,732	2,555	7.0

Net interest expense	191	177	8.4
Net foreign exchange (gain) loss	29	21	39.3
(Income) from TAP Pharmaceutical Products Inc. joint venture	—	(119)	n/m
Other (income) expense, net	(988)	(321)	n/m	1)
Earnings before taxes	3,500	2,797	25.1
Taxes on earnings	773	537	43.9

Net Earnings	$2,727	$2,260	20.7

Net Earnings Excluding Specified Items, as described below	$2,531	$2,296	10.2	2)

Diluted Earnings Per Common Share	$1.75	$1.45	20.7

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.62	$1.47	10.2	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,554	1,557

1)              Other (income) expense, net, in 2009 includes the derecognition of a contingent liability ($797 pre-tax, $505 after-tax) and ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.  Other (income) expense, net, in 2008 includes a gain of $95 million in connection with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and a gain of $52 million from the sale of an equity investment in Millennium Pharmaceuticals. These items have been treated as specified items. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.

2)              2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture.  This was partially offset by $108 million, or $0.07 per share, primarily relating to costs associated with the acquisition of Advanced Medical Optics, $41 million, or $0.02 per share, for litigation settlements and $160 million, or $0.10 per share, for cost reduction initiatives and costs associated with a delayed product launch.

2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $95 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, and an after-tax gain of $49 million, or $0.03 per share, relating to sales of equity investments in Millennium Pharmaceuticals and Boston Scientific. These items were offset by after-tax charges of $76 million, or $0.05 per share, for acquired in-process research and development relating to technology investments, $75 million, or $0.05 per share, for cost reduction initiatives, and $59 million, or $0.03 per share, for acquisition integration, TAP separation and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the operational growth of worldwide pharmaceutical sales?

A1)                            Excluding Depakote, U.S. pharmaceutical sales increased more than 9 percent. As expected, U.S. pharmaceutical sales reflected the impact of generic competition for Depakote. This resulted in a $306 million decline in Depakote sales in the second quarter, reducing reported U.S. pharmaceutical sales growth by nearly 15 percentage points.

U.S. pharmaceutical sales were led by HUMIRA, with sales of $635 million, up 20.9 percent. Underlying demand for HUMIRA remains strong, and share gains occurred across all three major indications in the quarter. The lipid franchise continues to perform well, with TriCor/TRILIPIX sales up more than 9 percent and Niaspan sales up nearly 7 percent, both exceeding the market growth rate.

International pharmaceutical operational sales increased 13.8 percent, excluding a 16.7 percent negative impact from exchange. Internationally, operational growth for HUMIRA was 44 percent, with sales of $676 million, in line with our expectations. There was a 24-percentage point negative impact of exchange on international HUMIRA sales. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets, including the number one share position in Western Europe. Kaletra also performed well internationally, with operational growth of nearly 14 percent.

Q2)                           What drove the 27.0 percent operational increase in global medical products sales and strong global nutritional products sales?

A2)                            Medical products operational sales increased 27.0 percent, excluding a 9.5 percent negative impact from exchange. This includes the first full quarter of sales from Advanced Medical Optics (AMO), which was acquired during the first quarter of 2009. Strength in the quarter reflects 43 percent operational growth in worldwide vascular sales and continued double-digit growth in Abbott’s molecular diagnostics business.

Vascular sales were driven by the continued successful uptake of XIENCE V, which remains the number one DES in the United States and Europe. XIENCE platform share, which includes XIENCE and Promus, is now more than half of the U.S. market. U.S. DES penetration is in the mid-70s and percutaneous coronary intervention (PCI) volumes increased in the low-single digits from the second quarter of last year.

Worldwide nutritional products operational sales increased more than 9 percent, excluding 5.2 percent negative exchange. This reflects continued strong growth in key emerging markets, including Latin America and Asia. U.S. nutritional sales increased 10.0 percent, driven by strong market share gains in the infant nutritional business.

Questions & Answers (continued)

Q3)                           What was the second-quarter gross margin ratio?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	2Q09
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,129	$4,366	58.3%
Adjusted for specified items:
Acquisition related	$(17)	$17	0.2%
Cost reduction initiatives and other	$(52)	$52	0.7%
As adjusted	$3,060	$4,435	59.2%

The adjusted gross margin ratio was 59.2 percent, an improvement of 80 basis points from the prior year. This gross margin expansion was driven by improved operating performance of the diagnostic and nutrition businesses, and the impact of foreign exchange. This occurred despite the negative impact from lower Depakote sales.

Q4)                           How did R&D and SG&A investment compare to the company’s guidance?

A4)                            Both SG&A and R&D were in line with our forecast for the quarter. Ongoing R&D expense, excluding specified items and the impact of foreign exchange, was up nearly 6 percent, reflecting continued investment in our pipeline, including programs in vascular devices, biologics, neuroscience, oncology and HCV. Ongoing SG&A expense, excluding specified items and the impact of foreign exchange, was up nearly 5 percent, in line with our forecast for significant SG&A leverage in 2009. We are forecasting a reduction in full-year ongoing SG&A as a percentage of sales of more than 100 basis points compared to 2008.

Q5)                           What was the tax rate in the quarter?

A5)                            The tax rate this quarter was 17.8 percent, in line with the previous forecast.

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted second-quarter results as follows:

	2Q09
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported	$1,567	$1,288	$0.83
Adjusted for specified items:
Acquisition related	$40	$33	$0.02
Cost reduction initiatives and other	$82	$67	$0.04
As adjusted	$1,689	$1,388	$0.89

Acquisition related is primarily associated with acquisition costs related to Advanced Medical Optics (AMO), which closed during the first quarter of 2009. Cost reduction initiatives include actions to improve efficiencies, including the previously announced efforts in the core laboratory diagnostic business.

The pre-tax impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q09
	Cost of Products Sold	R&D	SG&A
As reported	$3,129	$670	$2,025
Adjusted for specified items:
Acquisition related	$17	$8	$15
Cost reduction initiatives and other	$52	$3	$27
As adjusted	$3,060	$659	$1,983

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                            Abbott is advancing leading-edge scientific discoveries across the company, including:

•                  Lipid Management

•                  In January of this year, we launched TRILIPIX, Abbott’s next-generation fenofibric acid. The product has been well received and the launch has been in line with our expectations. During the second quarter, we submitted CERTRIAD for U.S. regulatory approval. CERTRIAD is the fixed-dose combination of TRILIPIX and CRESTOR that Abbott is developing with AstraZeneca. Also in the quarter, we expanded our relationship with AstraZeneca with an agreement for the company to co-promote TRILIPIX in the United States.

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted, less-toxic treatments that inhibit tumor growth and improve response to common cancer therapies. Our collaboration with Genentech/Roche to develop two Abbott-discovered compounds continues to progress. These compounds include ABT-869, a multi-targeted kinase inhibitor and ABT-263, a Bcl-2 family protein antagonist. We now anticipate beginning a pivotal study for ABT-869 later this year.

•                  Abbott’s oncology research also includes a PARP-inhibitor in Phase II, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we have developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as attention deficit hyperactivity disorder, Alzheimer’s disease and schizophrenia.

•                  We’re also pursuing compounds that could provide relief across a broad spectrum of pain states, such as osteoarthritis, postoperative pain and cancer pain.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. HUMIRA has several indications in Phase III, including ulcerative colitis and pediatric Crohn’s disease. In addition, ABT-874, Abbott’s anti-IL 12/23 biologic, is in Phase III for psoriasis and Phase II for Crohn’s disease. ABT-874 is on track for regulatory submission in 2010 for the psoriasis indication. We are also working to advance development of our early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•                  Additionally, our proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based hepatitis C program includes our partnership with Enanta Pharmaceuticals to develop protease inhibitors, as well as our internal polymerase inhibitor program. Our compounds in development have the potential to shorten treatment duration, improve tolerability and increase cure rates. Abbott has three HCV compounds in human trials, with additional pre-clinical compounds in development. Abbott is well positioned to explore combinations of these new therapies, which may provide additional benefit to patients with HCV infection.

•                  Vascular Devices

•                  XIENCE PRIME — Abbott’s next-generation DES that capitalizes on the proven attributes of XIENCE V while offering a novel stent design and a modified delivery system for improved deliverability. We recently received CE Mark for XIENCE PRIME in Europe.

•                  XIENCE Nano — XIENCE V for small vessels in the United States. This 2.25 mm diameter stent has been available in Europe since early 2008.

•                  Bioabsorbable DES — DES that is gradually absorbed into the vessel wall — much like sutures are absorbed after healing a wound — with the potential to return the vessel to full motion. Abbott has the most advanced bioabsorbable DES clinical program, with an opportunity to reach the market years ahead of competitors.

•                  Core products — Devices in active development include a next-generation bare metal stent, frontline and high-pressure balloons, and new guidewires.

•                  Endovascular products — Self-expanding and balloon-expanding peripheral stents, including the Absolute Pro and Omnilink Elite Peripheral Stent Systems, and the Emboshield Nav6 Embolic Protection Device for carotid stenting.

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